FOR IMMEDIATE RELEASE


Contact: Carol DiRaimo,
         Vice President of Investor Relations
         (913) 967-4109

             Applebee's International Reports Preliminary Unaudited
                   Fourth Quarter and Fiscal Year 2004 Results

Overland Park, Kan., February 9, 2005 -- Applebee's International, Inc. (Nasdaq:APPB) today reported preliminary unaudited net earnings of $23.6 million, or $0.29 per diluted share, for the fourth quarter ended December 26, 2004. This compares to net earnings of $23.2 million, or $0.27 per diluted share, for the fourth quarter of 2003.

For the fiscal year ended December 26, 2004, preliminary unaudited net earnings were a record $109.6 million, or $1.31 per diluted share. This compares to net earnings of $93.6 million, or $1.10 per diluted share, for fiscal year 2003, which included an $8.8 million pre-tax ($5.6 million after-tax or approximately $0.06 per share) charge resulting from the impairment of a note receivable relating to the 1999 sale of the Rio Bravo concept to Chevys Holdings, Inc. ("Chevys").

Like numerous  companies in the  restaurant  industry,  the company has recently reviewed its accounting treatment for leases and depreciation of related leasehold improvements. Historically, when accounting for leases with renewal options, the company has recorded rent expense on a straight-line basis over the initial non-cancelable lease term, with the term commencing when actual rent payments began. The company depreciated leasehold improvements on those properties over a maximum period of 20 years which, in certain cases, would have included a portion of the renewal option periods.

The company has discussed its lease accounting practices with its independent external auditors and its audit committee and has determined that it will correct its accounting practices in this area. The company has not yet made a final determination as to whether the corrections will be made as a cumulative adjustment in the fourth quarter of 2004 or as a restatement of prior periods. Accordingly, the results included in this release are preliminary and do not reflect any adjustments for this correction.

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February 9, 2005
Page 2


The primary result of this correction will be to accelerate the recognition of rent expense under certain leases that include fixed-rent escalations by revising the computation of straight-line rent expense to include certain option periods up to a maximum of 20 years, where failure to exercise such options would result in an economic penalty. The company estimates that the cumulative effect of lease accounting corrections through fiscal year 2004 would be an increase in expense of less than $9 million on a pre-tax basis ($6 million after-tax). If the company restates prior periods, the annual impact of lease-related errors on diluted earnings per share would not exceed $0.01 in any year. The company anticipates that the impact of this correction may reduce diluted earnings per share by approximately $0.01 in fiscal year 2005. These estimates and our preliminary results are subject to change as the company's independent external auditors complete their audit procedures. This correction will not affect the company's previously reported or future cash flows, the timing of payments under the related leases, or compliance with any debt covenants.

As previously reported, system-wide comparable sales for the fourth quarter of 2004 increased 2.3 percent, the 26th consecutive quarter of comparable sales growth. Company and franchise restaurant comparable sales increased 0.1 percent and 3.0 percent, respectively, for the quarter. System-wide comparable sales for the 2004 fiscal year increased 4.8 percent. Company and franchise restaurant comparable sales increased 3.8 percent and 5.2 percent, respectively, for the year.

Lloyd L. Hill, chairman and chief executive officer, said, "Although we ended the year on a somewhat softer note, 2004 was still a terrific year on many fronts. System-wide comparable sales growth of 4.8 percent for the year substantially exceeded the casual dining industry average as measured by Knapp-Track(TM), and reflected our highest annual rate of growth since 1993. A total of 109 new restaurants were opened system-wide, the 12th consecutive year of at least 100 new restaurant openings. As a result of these strong sales and continued rapid development, we continued to expand our market share with system-wide sales growing by nearly 11 percent."

Hill continued, "We continue to remain focused on improving operations throughout the system, as well as optimizing our key strategies. 2005 is off to a good start with strong January sales, especially in the face of extremely difficult comparisons. We have essentially completed the rollout of our Carside To Go(TM) program in all company and franchise restaurants and will launch national advertising beginning on Valentine's Day. We also are very pleased with the results of our strategic alliance with Weight Watchers, particularly since the start of the year as we've supported it with national advertising. Leveraging our significant marketing muscle in 2005 is a key initiative, as we will use a more than 30 percent increase in our national advertising budget to convey multiple messages to our guests, including our branded campaign events, Carside To Go(TM), our partnership with Weight Watchers, and our neighborhood branding messages."

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February 9, 2005
Page 3


Other results for the fiscal year ended December 26, 2004 included:

o Total system-wide sales for the 2004 fiscal year increased by 10.7 percent over 2003. System-wide sales are a non-GAAP financial measure that includes sales at all company and franchise Applebee's restaurants, as reported by franchisees. The company believes that system-wide sales information is useful in analyzing Applebee's market share and growth, and because franchisees pay royalties and contribute to the national advertising pool based on a percentage of their sales.

o Applebee's ended the year with 1,671 restaurants system-wide (424 company and 1,247 franchise restaurants). There were 109 new Applebee's restaurants opened system-wide during fiscal year 2004, the 12th consecutive year of at least 100 new restaurant openings, including 32 company and 77 franchised restaurants.

o During 2004, the company repurchased 3,993,670 shares of common stock at an average price of $24.97 for an aggregate cost of $99.7 million. As previously announced, the company's Board of Directors has authorized additional stock repurchases of up to $150,000,000 beginning in 2005 and has approved a written plan for repurchases of common stock in the open market in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

o As of December 26, 2004, the company had total debt outstanding of $35.7 million, with $108 million available under its revolving credit facility.

BUSINESS OUTLOOK

The company reiterated its previously stated guidance with respect to its business outlook for fiscal year 2005.

o Over 125 new restaurants are expected to open in 2005, including at least 40 company and 85 franchise restaurants. Approximately 25 company restaurants and 20 to 25 franchise restaurants are currently expected to open in the first half of the year, with the balance opening in the second half of the year.

o System-wide comparable sales are expected to increase by at least 3 percent for the full year, with results expected to be lower during the first part of the year and accelerate throughout the year.

o Overall restaurant margins before pre-opening expense for the full year of 2005 are expected to be similar to fiscal year 2004 results.

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February 9, 2005
Page 4


o General and administrative expenses, as a percentage of operating revenues, are expected to be in the high-8 percent range.

o    The effective income tax rate is expected to be 34.6 percent for the year.

o Excluding the cost of franchise acquisitions, capital expenditures are expected to be between $130 and $140 million in 2005.

o Based on the foregoing assumptions, diluted earnings per share for fiscal year 2005 are expected to be in the range of $1.48 to $1.51, with diluted earnings per share for the first quarter expected to be slightly less than the prior year. These earnings per share estimates exclude the potential impact of any corrections to the company's lease accounting practices as discussed above, as well as the impact of expensing stock options beginning in the third quarter of 2005.

A conference call to review the fourth quarter and fiscal year 2004 results and the current business outlook will be held on Thursday morning, February 10, 2005, at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). The conference call will be broadcast live over the Internet and a replay will be available shortly after the call on the Investor Relations section of the company's website (www.applebees.com).

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill & Bar brand, the largest casual dining concept in the world. There are currently 1,682 Applebee's restaurants operating system-wide in 49 states and 12 international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

Certain statements contained in this release, including fiscal year 2005 guidance as set forth in the Business Outlook section, are forward-looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the ability of its franchisees to obtain financing, the continued growth of its franchisees, and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry, and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2005. The company disclaims any obligation to update these forward-looking statements.

                                      # # #


                 APPLEBEE'S INTERNATIONAL, INC. AND SUBSIDIARIES
          PRELIMINARY(a) UNAUDITED CONSOLIDATED STATEMENTS OF EARNINGS
                    (in thousands, except per share amounts)

                                                              13 Weeks Ended                   52 Weeks Ended
                                                       ------------------------------   ------------------------------
                                                        December 26,    December 28,     December 26,     December 28,
                                                           2004            2003              2004             2003
                                                       -------------   --------------   -------------    -------------
Revenues:
     Company restaurant sales......................      $238,296        $ 216,212       $  976,798        $ 867,158
     Franchise royalties and fees..................        29,854           27,745          121,510          109,833
     Other franchise income........................         3,188            4,266           13,615           13,147
                                                       -------------   --------------   -------------    -------------
        Total operating revenues...................       271,338          248,223        1,111,923          990,138
                                                       -------------   --------------   -------------    -------------
Cost of company restaurant sales:
     Food and beverage.............................        63,857           56,260          259,134          225,346
     Labor.........................................        78,760           70,559          319,104          283,745
     Direct and occupancy..........................        62,665           55,861          243,616          216,677
     Pre-opening expense...........................           976              819            2,915            1,950
                                                       -------------   --------------   -------------    -------------
        Total cost of company restaurant sales.....       206,258          183,499          824,769          727,718
                                                       -------------   --------------   -------------    -------------
Cost of other franchise income.....................         2,908            4,187           14,401           12,697
General and administrative expenses................        27,509           25,917          104,627           95,013
Amortization of intangible assets..................           220               86              663              364
Loss (gain) on disposition of restaurants and
  equipment........................................           435             (615)           1,955              699
                                                       -------------   --------------   -------------    -------------
Operating earnings.................................        34,008           35,149          165,508          153,647
                                                       -------------   --------------   -------------    -------------
Other income (expense):
     Investment income.............................           718              506            1,284            1,554
     Interest expense..............................          (487)            (364)          (1,626)          (1,733)
     Impairment of Chevys note receivable..........            --               --               --           (8,803)
     Other income..................................           990              919            2,400            1,520
                                                       -------------   --------------   -------------    -------------
        Total other income (expense)...............         1,221            1,061            2,058           (7,462)
                                                       -------------   --------------   -------------    -------------
Earnings before income taxes.......................        35,229           36,210          167,566          146,185
Income taxes.......................................        11,660           13,036           57,978           52,627
                                                       -------------   --------------   -------------    -------------
Net earnings.......................................      $ 23,569        $  23,174       $  109,588        $  93,558
                                                       =============   ==============   =============    =============

Basic net earnings per common share(b).............      $   0.29        $    0.28       $     1.34        $    1.13
                                                       =============   ==============   =============    =============
Diluted net earnings per common share(b)...........      $   0.29        $    0.27       $     1.31        $    1.10
                                                       =============   ==============   =============    =============

Basic weighted average shares outstanding(b).......        80,835           82,380           81,528           82,944
                                                       =============   ==============   =============    =============
Diluted weighted average shares outstanding(b).....        82,518           85,012           83,600           85,409
                                                       =============   ==============   =============    =============

(a) Fiscal year 2004 financial statements have not yet been filed with the Securities and Exchange Commission. These results do not reflect the potential adjustments discussed in this press release related to lease accounting.
(b) All earnings per share and weighted average share information reflects a three-for-two stock split effective at the close of business on June 15, 2004.

The following table sets forth, for the periods indicated, information derived from the Company's preliminary unaudited consolidated statements of earnings expressed as a percentage of total operating revenues, except where otherwise noted. Percentages may not add due to rounding.


                                                              13 Weeks Ended                    52 Weeks Ended
                                                       ------------------------------   -------------------------------
                                                        December 26,    December 28,     December 26,    December 28,
                                                           2004            2003              2004            2003
                                                       -------------   --------------   -------------   --------------
Revenues:
     Company restaurant sales......................          87.8%           87.1%            87.8%           87.6%
     Franchise royalties and fees..................          11.0            11.2             10.9            11.1
     Other franchise income........................           1.2             1.7              1.2             1.3
                                                       -------------   --------------   -------------   -------------
        Total operating revenues...................         100.0%          100.0%           100.0%          100.0%
                                                       =============   ==============   =============   =============
Cost of sales (as a percentage of
   company restaurant sales):
     Food and beverage.............................          26.8%           26.0%            26.5%           26.0%
     Labor.........................................          33.1            32.6             32.7            32.7
     Direct and occupancy..........................          26.3            25.8             24.9            25.0
     Pre-opening expense...........................           0.4             0.4              0.3             0.2
                                                       -------------   --------------   -------------   -------------
        Total cost of sales........................          86.6%           84.9%            84.4%           83.9%
                                                       =============   ==============   =============   =============
Cost of other franchise income (as a percentage
     of other franchise income)....................          91.2%           98.1%           105.8%           96.6%
General and administrative expenses................          10.1            10.4              9.4             9.6
Amortization of intangible assets..................           0.1              --              0.1              --
Loss (gain) on disposition of restaurants
   and equipment...................................           0.2            (0.2)             0.2             0.1
                                                       -------------   --------------   -------------   -------------
Operating earnings.................................          12.5            14.2             14.9            15.5
                                                       -------------   --------------   -------------   -------------
Other income (expense):
     Investment income.............................           0.3             0.2              0.1             0.2
     Interest expense..............................          (0.2)           (0.1)            (0.1)           (0.2)
     Impairment of Chevys note receivable..........            --              --               --            (0.9)
     Other income..................................           0.4             0.4              0.2             0.2
                                                       -------------   --------------   -------------   -------------
        Total other income (expense)...............           0.4             0.4              0.2            (0.8)
                                                       -------------   --------------   -------------   -------------
Earnings before income taxes.......................          13.0            14.6             15.1            14.8
Income taxes.......................................           4.3             5.3              5.2             5.3
                                                       -------------   --------------   -------------   -------------
Net earnings.......................................           8.7%            9.3%             9.9%            9.4%
                                                       =============   ==============   =============   =============


The following table sets forth certain unaudited financial information and other restaurant data relating to company and franchise restaurants, as reported to us by franchisees:

                                                               13 Weeks Ended                     52 Weeks Ended
                                                       -------------------------------    -------------------------------
                                                       December 26,      December 28,      December 26,      December 28,
                                                           2004              2003             2004              2003
                                                       -------------     -------------    --------------    -------------
Number of restaurants:
     Company:
         Beginning of period.......................           413               372                383              357
         Restaurant openings.......................            11                11                 32               26
         Restaurants closed........................           --                 --                 (1)              (2)
         Restaurants acquired from franchisees.....           --                 --                 10               11
         Restaurants acquired by franchisees.......           --                 --                 --               (9)
                                                       -------------     -------------    --------------    -------------
         End of period.............................           424               383                424              383
                                                       -------------     -------------    --------------    -------------
     Franchise:
         Beginning of period.......................         1,224             1,171              1,202            1,139
         Restaurant openings.......................            37                33                 77               74
         Restaurants closed........................           (14)               (2)               (22)              (9)
         Restaurants acquired from franchisees.....           --                 --                (10)             (11)
         Restaurants acquired by franchisees.......           --                 --                 --                9
                                                       -------------     -------------    --------------    -------------
         End of period.............................         1,247             1,202              1,247            1,202
                                                       -------------     -------------    --------------    -------------
     Total:
         Beginning of period.......................         1,637             1,543              1,585            1,496
         Restaurant openings.......................            48                44                109              100
         Restaurants closed........................           (14)               (2)               (23)             (11)
                                                       -------------     -------------    --------------    -------------
         End of period.............................         1,671             1,585              1,671            1,585
                                                       =============     =============    ==============    =============

Weighted average weekly sales per restaurant:
     Company.......................................     $  43,812         $  43,963        $    46,536       $   45,000
     Franchise.....................................     $  45,695         $  44,116        $    47,613       $   45,271
     Total.........................................     $  45,215         $  44,079        $    47,345       $   45,205

Change in comparable restaurant sales:(1)
     Company.......................................          0.1%              5.2%              3.8%              5.2%
     Franchise.....................................          3.0%              4.4%              5.2%              3.7%
     Total.........................................          2.3%              4.6%              4.8%              4.1%

Total operating revenues (in thousands):
     Company restaurant sales......................     $ 238,296         $ 216,212        $  976,798        $  867,158
     Franchise royalties and fees(2)...............        29,854            27,745           121,510           109,833
     Other franchise income(3).....................         3,188             4,266            13,615            13,147
                                                       -------------     -------------    --------------    -------------
     Total.........................................     $ 271,338         $ 248,223        $1,111,923        $  990,138
                                                       =============     =============    ==============    =============




(1) When computing comparable restaurant sales, restaurants open for at least 18 months are compared from period to period.
(2) Franchise royalties are generally 4% of each franchise restaurant's reported monthly gross sales. Reported franchise sales, in thousands, were $726,510 and $677,444 in the 2004 quarter and the 2003 quarter, respectively, and $3,001,287 and $2,725,179 in the 2004 year-to-date and 2003 year-to-date period, respectively. Franchise fees typically range from $30,000 to $35,000 for each restaurant opened.
(3) Other franchise income includes insurance premiums from franchisee participation in our captive insurance company and revenue from information technology products and services provided to certain franchisees.
